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                                                                EXHIBIT 99.3

                                  NEWS RELEASE


                                        Nextel Communications Inc.
                                        1505 Farm Credit Drive
                                        McLean, VA 22102
                                        703 394-3000
[NEXTEL LOGO]

For Immediate Release
                                        Contact:                      Media:
                                                 Bob Ratliffe (206) 979-4254
                                        Analysts and Investors: Paul Blalock
                                                              (703) 394-3500


               NEXTEL SUCCESSFULLY OVERSUBSCRIBES BANK FINANCING

           -- COMPANY POSITIONED FOR NATIONAL NETWORK CONSTRUCTION --

McLEAN, VA - September 30, 1996 - Nextel Communications, Inc. (NASDAQ: CALL) announced today that it has closed the transactions involved in the successful syndication of $1.655 billion in bank financing. The funds will be used to finance the nationwide expansion of Nextel's integrated wireless communications network which enables customers access to a unique combination of digital cellular, two-way instant conferencing and paging in one handset.

"The combination of the recent successful launch of our new technology in Chicago, with this important completion of our financing, puts all the pieces in place to execute the national roll-out of our unique capabilities," said Dan Akerson, Nextel's chairman and chief executive officer. "We will launch our enhanced digital technology in four additional markets before year's end to aggressively offer business customers a new and unique alternative to traditional wireless communications, one that goes beyond basic cellular and has all the features and functionality of PCS plus a powerful way for teams of people to communicate instantly."

The $1.655 billion senior secured bank credit facility is divided into a $1.085 billion revolving loan, a $250 million term loan, and a $320 million term loan for institutional investors. The credit facility includes more than 30 lending institutions and was arranged by Chase Securities Inc., J.P. Morgan Securities Inc., and Toronto-Dominion Securities (USA) Inc. The terms of these new financing arrangements, combined with currently outstanding or committed vendor financing from Motorola, Inc. and NTFC Financial Corporation, provide Nextel with more than $2 billion of available capital.

Steve Shindler, Nextel's senior vice president and chief financial officer said, "Assuming a conservative ramp-up in new customers, this financing and other available capital commitments essentially fulfill our financial needs for our base business through our network construction phase. By the end of 1998, we intend to reach areas of the U.S. where over 85 percent of the country's population live or work. We are extremely pleased at the overwhelming support we have received from the banks resulting in an oversubscription, which enabled us to increase the size of the loan package by more than $100 million from our original target."

Nextel, which recently relocated its headquarters to McLean, Virginia, is the nation's leading provider of fully integrated wireless communications with the largest geographic footprint of any wireless carrier in North America. The company is focused on providing business telecommunications customers with the ability to stay in touch with wireless services that go beyond cellular and PCS by combining the basic voice communications needs with unique instant conferencing capability along with messaging and eventual data services.

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Nextel, and "Beyond Cellular" are trademarks and/or service marks of Nextel
Communications, Inc.